Exhibit 99.3

AVANGRID Declares Quarterly Dividend

(Orange, CT – April 11, 2019) Today AVANGRID, Inc. (NYSE:AGR) announced that its Board of Directors declared a quarterly dividend of $0.44 per share on its Common Stock. This dividend is payable July 1, 2019 to shareholders of record at the close of business on June 7, 2019.

# # #

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $32 billion in assets and operations in 24 U.S. states. AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving 3.2 million customers in New York and New England. Avangrid Renewables owns and operates 7.1 gigawatts of electricity capacity, primarily through wind power, with a presence in 22 states across the United States. AVANGRID employs approximately 6,500 people. AVANGRID supports the U.N.’s Sustainable Development Goals and was recognized as one of the World’s Most Ethical Companies in 2019 by the Ethisphere Institute. For more information, visit www.avangrid.com.

Investor Contact:

•	Patricia Cosgel

patricia.cosgel@avangrid.com

203.499.2624